MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Transfer Agency Services

by and among

VALUED ADVISERS TRUST,

HUNTINGTON ASSET SERVICES, INC.

and

SMI ADVISORY SERVICES, LLC

January 15, 2013

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of Transfer Agency Services

Exhibit E – Fees and Expenses

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MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of January 15, 2013 (“Effective Date”), by and among Valued Advisers Trust, a Delaware statutory trust (the “Trust”), Huntington Asset Services, Inc., a Delaware corporation (“HASI”) and SMI Advisory Services, LLC an Indiana limited liability company (“Adviser”). Adviser is a party to this agreement solely for purposes of evidencing Adviser’s agreement to the term of this Agreement, and the fees payable under the Agreement, as described in Sections 6 and 10, and in Exhibit E.

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain HASI to provide certain transfer agent, fund accounting, administration, and anti-money laundering services (the “Services”) with respect to certain series of the Trust, as listed on Exhibit A (the “Funds”) and HASI is willing to furnish such Services; and

WHEREAS, the Adviser serves as investment adviser to the Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints HASI as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and HASI hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of HASI shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder.

Section 2. Representations and Warranties of HASI.

HASI hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by HASI in accordance with all requisite action and constitutes a valid and legally binding obligation of HASI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder; and

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

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Section 3. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to HASI, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to HASI such copies, properly certified or authenticated, of contracts, documents and other related information that HASI may request or require to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of HASI to provide certain transfer agency, fund accounting, administration and dividend disbursing services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b) The Trust shall cause to be turned over to HASI copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such Funds and matters as may be helpful or necessary to HASI’s delivery of Services hereunder. The Trust also shall cause to be delivered to HASI reconciliations (as of the date HASI begins providing Services hereunder) of each Fund’s outstanding shares, securities and cash held by each Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by a Fund. The parties acknowledge that HASI will rely on these reconciliations (and other balances provided by HASI’s predecessor) as opening balances for the performance of its Services. On an ongoing basis, the Trust, through the Adviser or sub-adviser to a Fund, shall cause to be turned over to HASI all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5. Services Provided by HASI.

(a) HASI will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board, and further subject to HASI’s policies and procedures as in effect from time to time:

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(i) Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii) Fund Administration Services, as described on Exhibit C to this Agreement.

(iii) Transfer Agency Services, as described on Exhibit D to this Agreement.

(b) HASI shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. HASI agrees that all such records prepared or maintained by HASI relating to the services to be performed by HASI hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6. Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Exhibit E, and as may be agreed to from time to time by the parties, together with any other amounts payable to HASI under this Agreement. For the avoidance of doubt, HASI will not be responsible for the fees or expenses of, and the Funds will reimburse HASI for any advances or payments made by HASI for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit E.

(b) Taxes. HASI shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any shareholder, excluding taxes, if any, assessed against HASI related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit E (if any).

(c) Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust or Adviser disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to HASI’s other rights, HASI reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7. Proprietary and Confidential Information.

(a) HASI agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HASI’s responsibilities, rights and duties hereunder. HASI may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of HASI’s responsibilities, duties and rights hereunder, when HASI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

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(b) HASI may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this agreement, and HASI may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that HASI disposes of “consumer report information,” HASI shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8. Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) HASI will not be liable to the Trust for any damages or losses save for those resulting from the willful default, fraud or negligence of HASI as a result of the performance or non-performance by HASI of its obligations and duties hereunder, and (ii) HASI shall not be liable to the Trust for any damages or losses caused by the performance or non-performance of any service provider selected by HASI with reasonable care; and (iii) HASI’s liability will be subject to the limitations set forth in this Agreement.

(b)	Limitations on Liability.

(i)	HASI is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. HASI will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	HASI shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Funds, and shall be without liability for any loss or damage suffered by a Fund or any of the Funds’ customers as a result of HASI’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, HASI shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	HASI shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide HASI with any information.

(iv)	HASI is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	HASI shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and HASI shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the policies, restrictions, guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or prospectus. Further, HASI shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the prospectus.

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(vi)	The Trust acknowledges that the reporting obligations of HASI do not constitute a duty to monitor compliance by the Fund, and HASI shall not be liable for ensuring compliance by the Fund, with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund.

(vii)	The Trust acknowledges that HASI does not provide valuations with respect to the Fund’s securities, products or services, does not verify any valuations provided to it by the Fund or any other person, and does not verify the existence of any assets in connection with Fund’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Fund or another third party, and HASI shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	HASI will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by HASI.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HASI HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. HASI DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of HASI to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to HASI under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(c)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

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Section 9. Indemnity.

(a) Indemnity by the Trust. The Trust will indemnify HASI, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by HASI or such person in any action or proceeding between HASI and the Trust or between HASI and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against HASI in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful default, fraud or negligence of HASI, in each case in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by HASI specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, HASI must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by HASI to have been duly authorized by a Fund or an authorized person of a Fund;

(b) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which the Trust may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Trust of such assertion, and will keep the Trust advised with respect to all developments concerning such claim. The Trust will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify it except with the Trust’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee has not secured such consent the Trust will have no obligation to indemnify the Indemnitee.

Section 10. Term.

(a)	Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to clause 10(b).

(b)	Termination. Subject to clause 10(c):

(i)	Either party may terminate this Agreement with or without cause, but only after the expiration of the Initial Term, by giving the other party 90 days’ written notice.

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(ii)	Either party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if the breach is cured within thirty days’ notice; and (iii) subject to applicable law, no such thirty (30) day notice period shall be required in the event the other party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by HASI immediately based on HASI’s reasonable opinion that the Trust has violated any law to which the Trust is subject.

(c)	Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Trust has terminated this Agreement without cause during the Initial Term, the Trust will pay HASI as liquidated damages for such default, an amount equal to the balance that would be due HASI for its services under this Agreement during the Initial Term (“Liquidated Damages”). Such Liquidated Damages will not be required in the event that the Trust’s Board of Trustees determines to liquidate a Fund. In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by HASI pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to HASI will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Trust will cause substantial damages to HASI and because of the difficulty of estimating the damages that will result, the parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to HASI and that this sum is agreed to as Liquidated Damages and not as a penalty.

(ii)	Upon termination, HASI will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all client records, subject to the payment by the Trust of unpaid and undisputed amounts due to HASI hereunder, including any Liquidated Damages. If by the termination date the Trust has not given instructions to deliver the client records, HASI will keep the Trust records until the Trust provides instructions to deliver the client records, provided that HASI will be entitled to charge the Trust then-standard fees for maintaining the client records. HASI will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by HASI.

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Section 11. Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

Valued Advisers Trust

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(ii)	If to HASI, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(iii)	If to the Adviser, to:

SMI Advisory Services, LLC

11135 Baker Hollow Road

Columbus, Indiana 46201

Attention: President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 12. Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that HASI may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13. Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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Section 15. Force Majeure.

HASI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of HASI, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement.

Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

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IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

VALUED ADVISERS TRUST

By:	/s/ Matthew J. Miller	Date 2-5-2013
Print Name:	Matthew J. Miller
Title:	Vice President

HUNTINGTON ASSET SERVICES, INC.

By:	/s/ Stacey Havens	Date 2-5-2013
Print Name:	Stacey Havens
Title:	Vice President Relationship Management

SMI ADVISORY SERVICES, LLC (solely for the purposes

of Sections 6 and 10)

By:	/s/ Eric S. Collier	Date 2-5-2013
Print Name:	Eric S. Collier
Title:	Portfolio Manager

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EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Sound Mind Investing Fund

Sound Mind Investing Balanced Fund

SMI Dynamic Allocation Fund

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EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Fund Accountant will provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment adviser.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•

Determine net investment income for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of shares of the Fund.

•

Communicate the daily net asset value and per share distributions to the Fund’s investment adviser, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Trust.

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•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment adviser.

•

In conjunction with the Fund’s administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

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EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to each of the Funds listed on Exhibit A:

I. Financial and Tax Reporting

•

HASI will prepare agreed upon management reports and Board of Trustees materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	HASI will calculate and report Fund performance to outside services as directed by Trust management.

•

HASI will Compile data for and prepare, with respect to the Funds, timely notices to the Securities and Exchange Commission (“SEC”) required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR .

•	HASI will compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

•

HASI will prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

•

HASI will provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel.

•	HASI will estimate organizational costs and expenses and monitor against actual disbursements for new Funds or share classes of Funds.

•	HASI will coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and prospectus.

•	HASI will coordinate the preparation and filing of all required Fund filings with the SEC.

•	HASI will provide financial information for Fund proxy statements.

•

HASI will assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

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•	HASI will assist in compiling exhibits and disclosures for Form N-CSR as requested by the adviser, in compliance with the Sarbanes-Oxley Act.

•	HASI will assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	HASI will determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II. Compliance

•

HASI will develop a Compliance Program consistent with Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Investment Adviser’s Act of 1940, providing support to the Chief Compliance Officer(s) (“CCOs”) of the Trust and associated investment adviser(s) and sub-adviser(s), if applicable. HASI will provide quarterly certifications of compliance with the policies and procedures performed on behalf of the Trust. Certifications include, but are not limited to, Rule 38a-1, anti-money laundering, identity theft, quarterly portfolio compliance, market timing and late trading.

•	HASI will provide Sarbanes-Oxley certifying officers for Funds of the Trust, upon request.

•

HASI will provide automated daily or monthly post trade compliance monitoring to determine whether the Funds trade in compliance with the federal securities laws, as well as restrictions and limitations outlined in their respective prospectus and Statement of Additional Information. This service includes system set up, monitoring, and violations reporting to the CCOs.

•

On an annual basis during the term of this Agreement, HASI will provide to the Trust’s CCO a written compliance report outlining the review and analysis of HASI’s compliance program and material changes to its policies and procedures.

III. Regulatory Affairs and Corporate Governance

•	HASI will obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or share classes of Funds.

•	HASI will coordinate Fund name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

•	HASI will collect data and provide to the Adviser/Trust for regulatory inquiries and examinations.

•

HASI will prepare, coordinate and file with the SEC the registration statements for the Trust, including any prospectus, Statement of Additional Information, and all amendments and supplements thereto, subject to review of Trust counsel.

•	HASI will prepare and maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws, and minutes of Board and Committee meetings.

•	HASI will coordinate proxy solicitation process with designated proxy vendors; and file proxy materials.

•	HASI will coordinate the layout and printing of prospectuses and other publicly disseminated reports.

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•	HASI will prepare, coordinate and disseminate materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

•	HASI will coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

•	HASI will attend and draft minutes for scheduled Disclosure Controls Procedures (DCP) meetings.

•	HASI will maintain Board compliance calendar; ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

•	HASI will assist Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

•	HASI will manage production schedules for Board meetings and regulatory filings.

•	HASI will maintain Board meeting follow-up lists; coordinate status report meetings and track completion statuses.

•	HASI will update and disseminate list of authorized signers to the appropriate service providers.

•	HASI will coordinate execution and retention of approved Trust agreements.

•

HASI will prepare and coordinate the application for the Trust’s Fidelity Bond and Errors & Omissions insurance coverage; provide the Board with the insurance company’s annual proposal; and file the Fidelity Bond with the SEC, including amendments thereto.

The Administrator can provide additional services to the Trust, Adviser and/or each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

•	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

•	Drafting proxy materials.

•	Preparing ad-hoc industry reports using proprietary software.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

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EXHIBIT D

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Transfer Agent will provide the following transfer agency services to the Trust and/or to each of the Funds listed on Exhibit A:

I. General Services

Huntington shall provide the following transfer agency services to the Trust and/or to each of the Funds listed on Exhibit A:

•	HASI will provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	HASI will provide asset allocation functionality including rebalancing of shareholder accounts.

•	HASI will establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

•	HASI will process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

•	HASI will process transfers of shares, received in good form, in accordance with shareholder instructions.

•	HASI will execute transactions directly with broker-dealers, investment advisers and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

•	HASI will calculate amounts due under 12b-1 and/or service plans and provide reports.

•	HASI will issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	HASI will issue monthly, quarterly or annual shareholder account statements as agreed upon with the Trust.

•

HASI will file IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS, and file IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by HASI on behalf of the Trust only if HASI has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

•	HASI will perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

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•

HASI will record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

•

HASI will process and transmit payments for dividends and distributions declared by the Trust for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

•	HASI will provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•

HASI will provide a Blue Sky system that will enable the Trust to monitor the total number of shares of each Fund sold in each state. In addition, the Trust or its agent, including HASI, shall identify to HASI in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of HASI for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Trust for each Fund and the reporting of such transactions to the Trust or its agent.

•	HASI will answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

•

HASI will establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. HASI reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

•

HASI will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the 1940 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

•

HASI will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Trust will advise in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof. HASI will, on or before the payment date of any such dividend or distribution, notify a Fund’s custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its custodian to make available to HASI sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from HASI indicating the number of shares credited to his/her account.

II. Anti-Money Laundering and Customer Identification Program Services

The following is a general description of the HASI AML Program services HASI shall provide to the Funds and the Trust:

•

Customer Identification. HASI will verify shareholder identity upon opening new accounts, consistent with the HASI AML Program, and perform such other checks and verifications as are specified in HASI’s Customer Identification Program (which is a component of the HASI AML Program).

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•

Purchase Transactions. HASI will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HASI AML Program, subject to the provisions of any additional agreement between the Fund and HASI regarding special liability checks and other remittances.

•

Monitoring and Reporting. HASI will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HASI AML Program.

•	Frozen Accounts. HASI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HASI AML Program.

•

Maintenance of Records. HASI will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HASI AML Program, and make the same available for inspection by (1) the Funds’ CCO, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the HASI AML Program.

•	Other Services. HASI will apply all other policies and procedures of the HASI AML Program to the Funds and/or the Trust.

•

Maintenance of the HASI AML Program. HASI will maintain and modify the HASI AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HASI shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the HASI AML Program that the Trust or its counsel believes are necessary to keep such program in compliance with applicable AML laws. Changes to HASI’s AML Program or special procedures may be implemented, at HASI’s sole discretion, for an additional fee to be agreed upon.

•

Annual Certification. On an annual basis during the term of this Agreement, HASI will certify to the Trust’s Board that it has implemented the HASI AML Program and that it will continue to perform the specific requirements of the HASI AML Program in accordance with the terms of this Agreement.

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

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EXHIBIT E

to

Mutual Fund Services Agreement

Fees and Expenses

TRANSFER AGENCY FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment; manual conversion • Electronic conversion	- Pass through of out-of-pocket expenses - Quoted based on business requirements

II Base Fees (as defined in the General Description of Transfer Agency Services) [1]

Base Fees are the greater of the Annual Minimum or per Account Fees as follows:

Annual Minimum Fees: Complex Minimum Additional Share Class (of existing portfolio)	- Number of Funds multiplied by $18,000 - $6,000 per year

Annual Per Account Fees: • Equity/Bond Funds • Equity Bond/Funds – NSCC Networked Accounts	- $14.00 per year - $10.00 per year

[1]    Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

III NSCC, 12b-1 and Commission Processing

• Set-up	- $500 per share class/cusip
• 12b-1/Service Fee Processing • Commission Processing	- $250 per occurrence - No Charge
• Physical Commission/12b-1 Check	- $10 per check
• Fund/SERV, Networking, and/or CommSERV	- $150 per share class/cusip per month (maximum $1,500 per month for affiliated portfolios)

IV Anti-Money Laundering – Customer Identification Program (Patriot Act)

• New Account Service	- $4 per account
• Annual OFAC Support	- $2 per active account
• Research	- $150 per hour plus 3rd party research service fees
• Suspicious Report Filing	- $150 per report

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V Other Services

• Closed Account Fee	- $0.30 per account per month ($3.60 per year)

• Escheatment Processing	- $50 per account (charged to shareholder)

• Offline Shareholder Research	- $50 per hour (1 hour minimum, billed to shareholder)

• IRA Account Annual Maintenance	- $12 per account

• Interactive Voice Response System Set-up	- $500 per occurrence

• Compliance Mailings: (semi-annual,annual reports, W-8/W-9, etc.)	- External Vendor – Pass through - Internal Mailing - $3.50 per item

• Fulfillment (3rd Party Vendor)	- Pass through plus $1.00 per order

• Bank Reconciliation Services	- $50 per bank account plus $1.50 per item

• AD-HOC Report Generation	- $100 per report

• Development of Model Account Forms and Supplemental Documents	- $1,500

• Updates of Forms/Documents	- $50 per document

• Customization of Forms/Documents	- $1,500 per document

• Systems Programming or Custom Data Extractions:

- Management / Officers	- $250 per hour

- Programmers	- $200 per hour

- Third Party Vendor	- Quoted As Needed

VI Repricing

There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

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FUND ACCOUNTING FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment • Electronic conversion	- Pass through of out-of-pocket expenses - Quoted based on business requirements

II Base Fees (as defined in the General Description of Fund Accounting Services)[1]

Base Fees are the greater of the Annual Minimum or Annual Basis Point Fees as follows:

Annual Minimum Fees: Complex Minimum Additional Share Class (of existing portfolio)	- Number of Funds multiplied by $25,000 - $7,500

Annual Basis Point Fees:

0.025% for the first $100 million in average net assets per share class;
0.020% from $100 million to $250 million in average net assets per share class;
0.010% over $250 million in average net assets per share class.

[1]    Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

III Other Services

• Portfolio sub-advisers	- $10,000 per sub-advisor in excess of one
• Multiple custodians	- $5,000 per custodial account in excess of one
• Non-Routine Investments: - Short Sales - Options - Futures - Swaps	- $500 per month per type
• Additional Brokers Used For Short Sales	- $500 per month for each broker in excess of one
• High Trade Volume: - Domestic Equity - International Equity and Fixed Income - Domestic Fixed Income

-   $2 per trade for each trade in excess of 100 trades per month per portfolio

-   $2 per trade for each trade in excess of 50 trades per month per portfolio

-   $2 per trade for each trade in excess of 50 trades per month per portfolio

• Illiquid/Manual/Stale Priced Securities	- $100 per month for each security requiring Pricing Committee review

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III	Other Services (continued)

• AD-HOC Report Generation	- $100 per report
Dissemination of NAV Information to Third-Party Recipients, e.g., NASDAQ, Morningstar, Lipper, Broker Dealers	- $50 per month for each recipient in excess of three
• Systems Programming or Custom Data Extractions:
- Management / Officers	- $250 per hour
- Programmers	- $200 per hour
- Third Party Vendor	- Quoted As Needed

IV	Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Unified will charge $500.00 per day for each day that a portfolio is repriced. Unified reserves the right to charge $50 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

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FUND ADMINISTRATION FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I	New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment • Electronic conversion	- Pass through of out-of-pocket expenses - Quoted based on business requirements

II	Base Fees (as defined in the General Description of Fund Administration Services)[1]

Base Fees are the greater of the Annual Minimum or Annual Basis Point Fees as follows:

Annual Minimum Fees:

Complex Minimum Additional Share Class (of existing portfolio)	- Number of Funds multiplied by $30,000 - $7,500

Annual Basis Point Fees:

0.055% for the first $100 million in average net assets per share class;
0.050% from $100 million to $250 million in average net assets per share class;
0.025% from $250 million to $300 million in average net assets per share class; 0.010% over $300 million in average net assets per share class

III	Other Services

Blue Sky Filings	- Pass Through plus $50 per filing

[1]    Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]    Annual minimum fees are subject to a cost of living adjustment of 3% per year of the prior year’s annual minimum fee.

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COMPLIANCE SUPPORT FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment • Electronic conversion	- Pass through of out-of-pocket expenses - Quoted based on business requirements

II Base Fees (as defined in the General Description of Compliance Support Program Services)[1]

AnnualMinimum Fees:[2] • Compliance, CCO and 22c-2 • Set Up • Ongoing Support and Maintenance	- Pass through of out-of-pocket expenses - $10,800 per portfolio ($900 mo) - $0.13 per trade for any over 1000 trades per month - Additional fees may apply based upon business requirements

[1]    Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]    Annual minimum fees are subject to a cost of living adjustment of 3% per year of the prior year’s annual minimum fee.

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INTERNET SERVICES FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis. MODEL WEBSITE

I Setup and Maintenance

• Setup and Branding of Standard Pages • Annual Site Maintenance [2] • Site Hosting • Addition of supplemental materials	- $3,500 - $1,000 - $100 per month - $100 per update

[2]	Annual Maintenance includes quarterly updates of performance and holdings as well as the annual report, semi-annual report, prospectus and applications.

SHAREHOLDER ACCESS

I Setup and Maintenance

• Setup and Branding of Standard Pages [1] • Annual Site Maintenance	- $3,500 - $2,500

[1]	Standard pages are branded to include the name of the Fund Family and the Fund logo. Design and layout of the standard pages are subject to change.

II Base Fees

Number of Shareholder Accounts	Monthly Rate w/o Trading	Monthly Rate with Trading
0 – 5,000	$500	$1000
5,001 – 7,500	$1000	$1500
7,501 and up	$1500 plus $0.15 per account over 7,500	$2000 plus $0.25 per account over 7,500

Optional Charges

• Electronic statements set-up • Electronic statement creation, delivery and tracking • Electronic delivery and tracking of material • Institutional/Broker-Dealer “My Account” system	- $2,500 plus $1.00 per enrollment - $0.50 per statement, minimum $250 per cycle - $500 per instance, plus $0.50 per electronic delivery - Base fees plus $200 per month

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